EXHIBIT 10.4

LAKELAND INDUSTRIES, INC.

2017 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(Director)

This Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of the Date of Grant specified below, by and between Lakeland Industries, Inc., a Delaware corporation (the “Company”), and the Participant specified below.

Participant	_______________
Date of Grant	June 15, 2022
Number of Restricted Stock Units	_________ Restricted Stock Units
Vesting Schedule

Subject to Section 5 of this Agreement regarding early termination, vesting of the Restricted Stock Units shall be determined in accordance with Section 1(b) of this Agreement. The period over which the Restricted Stock Units vest is referred to as the “Award Period.”

The purpose of this Agreement is to establish a written agreement evidencing the Restricted Stock Unit Award granted pursuant to the Lakeland Industries, Inc. 2017 Equity Incentive Plan (the “Plan”). All of the terms and conditions of the Plan are fully incorporated herein by reference. Unless the context clearly indicates otherwise, capitalized terms used but not defined herein will have the meaning given to such terms in the Plan.

8. Grant of Restricted Stock Units.

(d) Grant. Pursuant to Section 8 of the Plan, the Company hereby grants to the Participant on the Date of Grant set forth above, an Award of Restricted Stock Units (the “Award”), as may be adjusted pursuant to Section 7(e) hereof (the “Restricted Stock Units”), on the terms and conditions and subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Each Restricted Stock Unit under this Agreement represents a right to receive one (1) share of common stock, $0.01 par value per share, of the Company (the “Shares”) on the date determined in accordance with this Agreement, provided the vesting conditions of the Award are satisfied. The grant of the Award of Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.

(e) Vesting. The Award shall vest in full on the first anniversary of the Date of Grant (the “Vesting Date”); provided that, the Participant provides continuous service as a director to the Company through the Vesting Date, subject to provisions regarding earlier termination under Section 5 of this Agreement. The period over which the Restricted Stock Units vest is referred to as the “Award Period.”

(f) Settlement. Except as otherwise provided in a valid deferral election made by the Participant in accordance with Treasury Regulation Section 1.409A-2 (a “Deferral Election”) and Section 7(b) of this Agreement, the Restricted Stock Units shall be settled as soon as practicable following the Vesting Date, but no later than thirty (30) business days after such Vesting Date. No Shares will be delivered pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company. Subject to the foregoing provisions, Shares issued in settlement of the Restricted Stock Units shall be made either through the issuance to the Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) of a stock certificate or evidence such Shares have been registered in book entry form in the name of the Participant with the Company’s stock transfer agent for a number of Shares equal to the number of vested Restricted Stock Units. The Shares issued upon the settlement of the Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7 of this Agreement, the Company’s insider trading policies, any federal, state or foreign law, all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer or any contractual obligation to which the Participant is subject (such as a “lock-up” or “market stand-off” agreement). The Company shall not be required to issue fractional Shares upon the settlement of the Restricted Stock Units.

9. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Award Period, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto during the Award Period shall be wholly ineffective.

10. Rights as Stockholder; Dividends. Until such time as the Restricted Stock Units have vested and settled and certificates for Shares are issued, the Participant shall have no voting rights or rights to receipt of cash distributions or dividends, except as may result under Section 7(e) hereof.

11. Taxes. The Participant has and will obtain independent legal and tax advice regarding this Agreement, the grant of the Restricted Stock Units hereunder and the disposition of any Shares acquired upon settlement of the Restricted Stock Units. By executing this Agreement, the Participant hereby agrees to remit when due any federal or state income or other taxes, which are required to be withheld or that may otherwise be levied against the Participant as a result of this Agreement. To the extent applicable, (i) the Company shall have the right, in its sole discretion, to deduct from any compensation paid to the Participant pursuant to the Plan, or the Participant may make arrangements satisfactory to the Company regarding the payment of, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of any such withholding taxes; and (ii) the Committee may, in its sole discretion, permit a Participant to satisfy any minimum required withholding obligations (or such higher amount that would not have an adverse accounting effect) with Shares, including Shares that are part of the Restricted Stock Units that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements, and, to the extent permissible under Section 409A, the Company will have the right to withhold and deduct any such taxes from any payment of any kind otherwise due to the Participant.

12. Effect of Termination of Employment or Service.

(c) Death or Disability. If the Participant’s service as a director for the Company terminates because of the death or Disability of the Participant, the Participant (or his or her estate in the event of death) will be entitled to a prorated award, determined by multiplying the award amount by a fraction, the numerator of which will be the number of full months of the Award Period that elapsed prior to the termination of service as a director and the denominator of which will be the total number of full months in the applicable Award Period. The prorated award will be paid on the date on which the Company pays awards in the normal course for such Award Period, in accordance with Section 1(c) of this Agreement.

(d) Retirement. If the Participant’s service as a director for the Company terminates because of the Retirement (as defined below) of the Participant, the Committee shall have discretion to determine whether any of the otherwise unvested Restricted Stock Units granted hereunder shall continue to vest over the Award Period in full or on a pro rata basis, determined by multiplying the award amount by a fraction, the numerator of which will be the number of full months of the Award Period that elapsed prior to the termination of service as a director and the denominator of which will be the total number of full months in the Award Period. The Committee’s determination under this Section 5(b) shall be final and binding upon the Participant. The award, if any, will be paid on the date on which the Company pays awards in the normal course for such Award Period. For purposes hereof, “Retirement” shall mean the Participant’s mutually agreed upon voluntary termination of service as a director.

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(e) Other Termination of Service. If the Participant’s service as a director terminates for any reason except death, Disability or Retirement (together with an exercise of Committee discretion under Section 5(b)), any Restricted Stock Units that are not vested on the date of such termination shall be forfeited immediately.

13. Effect of Change in Control. In the event of a Change in Control, Section 3(d) of the Plan will govern the treatment of the Restricted Stock Units.

14. Miscellaneous.

(p) Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating any restrictions on transferability of the Shares issued pursuant to this Agreement, or any other restrictions that the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any applicable federal securities laws or any stock exchange on which the Shares are then listed or quoted.

(q) Section 409A of the Code. It is intended that the Award of Restricted Stock Units granted pursuant to this Agreement (as well as any valid Deferral Election relating thereto) and the provisions of this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretive guidance issued thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company may, in its reasonable discretion, amend this Agreement if it determines that such an amendment is necessary and appropriate to avoid or mitigate the application of any such taxes or penalties. Notwithstanding the foregoing, neither the Company nor the administrator shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on the Participant under Section 409A, and neither the Company nor the administrator will have any liability to the Participant for such tax or penalty. Notwithstanding any other provision of this Agreement or any Deferral Election to the contrary, (i) any amounts payable hereunder on account of a termination of the Participant’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until the Participant has experienced a “separation from service” within the meaning of Section 409A and (ii) if the Participant is a “specified employee” within the meaning of Section 409A with a valid Deferral Election, then any settlement that would otherwise have occurred pursuant to the Deferral Election during the six-month period following the Participant’s “separation from service” (within the meaning of Section 409A) shall instead be settled in the seventh month following the Participant’s separation from service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death).

(r) Award Subject to Company Clawback. Any adjustment in financial reporting may result in application of the Clawback Policy of the Company.

(s) No Right to Continued Employment, Director Service, or Other Service. The Participant’s right, if any, to continue to serve the Company or any Affiliate of the Company as an employee, director, or otherwise will not be enlarged or otherwise affected by the Plan or this Agreement. This Agreement does not restrict the right of the Company or any Affiliate to terminate the Participant’s employment, director service, or other service at any time.

(t) Adjustments. If any change is made to the outstanding shares of common stock of the Company or the capital structure of the Company, if required, the Shares shall be adjusted in any manner as contemplated by Section 3(c) of the Plan.

(u) Amendment. Subject to the provisions of the Plan and this Agreement, the Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Unit Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s rights under this Agreement without the Participant’s consent.

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(v) Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be addressed as follows: (i) if to the Company, to the Company’s principal executive office to the attention of its Chief Executive Officer (or such other Person as the Company may designate in writing from time to time or to the Chief Financial Officer in the case that the Chief Executive Officer is the Participant); and (ii) if to the Participant or his or her successor, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice or other communication will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail. A party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 7(g).

(w) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

(x) Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company in whole or in part at any time, in its discretion, subject to the provisions of Section 11 of the Plan. The grant of the Award of Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Awards of Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service with the Company.

(y) Impact on Other Benefits. Unless otherwise provided by the applicable plan or program, the value of the Participant’s Award of Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any applicable severance, retirement, welfare, insurance, or other employee benefit.

(z) Interpretation. This Agreement is subject to and controlled by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. This Agreement (and any valid Deferral Election relating thereto) is the final, complete, and exclusive expression of the understanding between the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, between them relating to this Award or Agreement. In the event that any provision of this Agreement shall be held to be illegal or unenforceable, such provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect. As used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate to the context. Unless the context otherwise requires, references herein to a “Section” means a Section of this Agreement. Section headings contained herein are for convenience only and shall not alter any of the parties’ respective rights or obligations hereunder.

(aa) Governing Law. This Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Alabama, without reference to principles of conflict of laws, and construed accordingly.

(bb) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

(cc) Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award of Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

(dd) Deferral. To the extent permitted by the Company, the Participant may elect to defer settlement of his or her vested (if any) Restricted Stock Units, and the recognition of taxable income with respect to such settlement, by making a timely deferral election on a form provided by the Company. If the Participant makes a valid deferral election, the Participant will recognize ordinary income when the deferred Restricted Stock Units settle.

(signature page immediately follows)

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IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first set forth above.

LAKELAND INDUSTRIES, INC.

By:
Name:	Allen E. Dillard
Title:	Chief Operating and Financial Officer

Participant

Name (print): __________________________